Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 25, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of Worthington Value Line Dynamic Opportunity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Investment Advisory, Management and Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 29, 2016